SEVERANCE AGREEMENT


     This Severance Agreement (the "Agreement") is made by, between and among, Ugly Duckling Corporation, a Delaware corporation and its subsidiaries and affiliates (collectively, the "Duck") and Steven T. Darak ("Employee"), effective January 31, 2002 (the "Effective Date").

                                    Recitals

     The parties acknowledge that the following recitals are true and correct statements of fact and are relied upon by the parties in entering into this
Agreement:

1. Duck employed Employee on an at will basis as an executive officer and employee of the Duck ("Employment").
2. Duck and Employee mutually seek to terminate the Employment and enter into this Agreement.

     NOW,  THEREFORE,   in  consideration  of  covenants,   representations  and
warranties of the parties stated herein, and the performances of the parties required hereby, Duck and Employee mutually agree as follows:

Section 1. Termination of Employment. Employee resigned as Chief Financial Officer and Principal Accounting Officer of the Duck on January 31, 2002. Beginning February 1, 2002 and through September 30, 2002, Employee shall have the title, Senior Vice President --Director of Special Projects and on a limited basis, as requested, Employee shall perform special projects for the Duck. The Employment shall be fully and forever terminated as of September 30, 2002 (the Termination Date"). Employee shall remain on the Duck's email and phone systems through the Termination Date. After the Termination Date, Duck is not required to employ or retain Employee in any manner or for any purpose at any time. After the Termination Date, Employee is not required nor authorized to perform or provide any Employment services in any manner or for any purpose at any time. Employee shall refer all third party employment related requests to the Director of Human Resources Administration for verification of information, for example, title and salary. Employee's salary will be verified at his level prior to the date of this Agreement. The Duck shall also provide a letter of reference for Employee in substantially the form attached as Exhibit "A" upon request by Employee, provided that at such time Employee is not default in the terms of this Agreement. In the event that Employee becomes employed elsewhere prior to the Termination Date, Employee shall provide at least two weeks prior written notice to the Duck prior to commencing his new employment and the Duck and Employee shall use their best, good faith efforts to smoothly transition any outstanding projects Employee is working on. As long as Employee is not in default of any material term or provision of this Agreement, Employee also shall be entitled at that time to the payment of an amount equal to the difference between what the Duck has paid Employee up to the date Employee's employment with the Duck ends and $89,583.00.

Section 2.  Severance Payment/Benefits
     (a) Payments/Benefits. Provided this Agreement is not revoked by Employee during the Revocation Period (as hereinafter defined), Duck agrees to pay to Employee a monthly salary of $11,200 per month beginning February 1, 2002 through and including the Termination Date. Provided, however, that Employee acknowledges that since February 1, 2002 Employee has been paid $4,650 more than what would have been paid at the rate of $11,200/month. As a result, Employee agrees that the Duck may deduct from each paycheck starting with the second paycheck in March a pro rated amount of the overpayment such that on the final payment date the $4,650 overpayment shall be eliminated. Such payments shall be made periodically at the same time as and with the Duck's normal payroll, with any final, prorated payment being made on or about September 30, 2002. Employee' current welfare benefits (including, without limitation, medical, prescription and dental) shall continue through and including the Termination Date ("Termination Payment"). Duck shall withhold from the Termination Payment all employment related taxes as required by law and other normal and customary deductions. The benefits continuation for welfare benefits shall be provided in accordance with Duck's normal benefits schedule, including any normal and customary deductions for employee contributions for such benefits.

     (b) No Other Payments Due. Except as otherwise set forth in this Section, no other compensation, salary, bonus, benefit or other consideration shall be payable by Duck to Employee. Subject to the obligations of Duck set forth in this Agreement, Employee acknowledges the full satisfaction and discharge of any and all obligations of Duck for payment of any wages, benefits, costs, fees or other amounts to Employee at any time in connection with the Employment and/or the termination of the Employment. Employee shall not at any time file, and hereby forever waives, any claims for unemployment benefits in connection with the termination of the Employment. No payment hereunder relates to any welfare benefit plan (as that term is defined in the Employee Retirement Income Security
Act) providing benefits upon termination of employment or contributions to such plans.

     (c) Stock Options. Employee and Duck agree that all options currently outstanding in favor of Employee for the purchase of stock of the Duck, whether vested or not vested, and the Stock Option Agreements relating to these grants, shall terminate and lapse as of the Effective Date.

     (d) Attorneys' Fees. Duck and Employee shall pay and be responsible for their respective attorneys' fees, if any, related to the Employment, any dispute relative to the Employment, severance or termination of Employment, and the review and negotiation of this Agreement.

Section 3. Duck Property. Employee represents and warrants that as of the Termination Date Employee will surrender to Duck, and will not retain possession of, any information, materials or property of Duck, regardless of the medium or form (e.g., writing, recording, hardrive, disk, CD) or wherever located (e.g., personal computer, files, home, storage), including but not limited to confidential and/or proprietary information of or about Duck (e.g., business plans, financial information, budgets, forecasts, manuals, training materials, phone lists, personnel information), keys, passes, credit cards, cellular telephone, beepers, equipment, computers, disks, or files. Duck will also reimburse to Employee all business related expenses incurred by Employee prior to the Termination Date in accordance with Duck's current reimbursement policy. Employee shall submit any such expenses for reimbursement no later than October 15, 2002 or Duck shall not reimburse such expenses. Up to and including the Termination Date, Employee shall retain the use of the computer equipment in his former office, his cellular telephone, and his driver (the "Personal Property"). Employee shall have the right to retain the Personal Property after the Termination Date at no cost to Employee, except that if Employee wishes to retain the driver Employee agrees to pay the Duck, on or before the Termination Date, an amount equal to the driver's Kelly Bluebook wholesale value. To the extent space is reasonably available and subject to the approval of the President/CEO, Employee shall also have a cubicle at the Duck's corporate headquarters where Employee may perform certain limited clerical functions and pick up mail.

Section 4. Confidentiality. Neither Employee nor Duck shall disclose the terms of this Agreement at any time except as agreed to between the parties and for disclosures to their respective counsel, Employee's spouse and Employee's financial advisors, disclosures required by law or judicial process and disclosures to respond to legitimate inquiries of third parties regarding Employee's employment with Duck as set forth herein.

Except with Duck's prior written approval or as may be required by law or judicial process, Employee shall forever maintain the confidentiality of all nonpublic information regarding Duck and its businesses, directors, officers, employees and representatives. Duck shall make good faith efforts to ensure that any information regarding Employee distributed by Duck, its directors and officers shall be strictly limited to confirmation of Employee's employment by Duck and the information that may be disclosed pursuant to this Section, as more particularly described in Section 1 of this Agreement. Employee shall not make negative or disparaging remarks about Duck or its personnel, and shall take no actions intended or designed to damage or harm the Duck. The Duck shall not make negative or disparaging remarks about Employee and shall take no actions intended or designed to damage or harm Employee. Employee also shall not contact Duck employees regarding Duck business after the Termination Date, unless approved by the President of Duck. For purposes of this Section, nonpublic information shall mean information that has not been published and is not generally available to the public.

Section 5.  Remedies.

     (a) General. Employee and Duck each acknowledge that the other party will incur substantial, irreparable, immediate and continuing harm if any of the covenants of Employee or Duck stated in Sections 4 are materially violated and that monetary awards will not be adequate remedies for the material violations. Therefore, Employee and Duck each acknowledge and agree that, in the event of material violations, equitable remedies are appropriate and may be granted, including without limitation, restraining orders and injunctions, all in addition to monetary awards. Further, Employee and Duck each acknowledge that Employee and Duck are relying on each party's strict compliance with all covenants in Sections 4 and 5 in agreeing to all other terms and conditions of this Agreement.

     (b) Breaches. In the event that Employee is in default under the terms of this Agreement, Duck may, in its sole and absolute discretion and in addition to any other remedies Duck may have, discontinue the Termination Payments beginning as of the date of the default(s). In the event that Duck is in breach under this Agreement, in addition to any other remedies Employee may have, Employee may immediately discontinue working on any projects or other work as provided for hereunder for the Duck.

Section 7.  Mutual Releases and Lawsuits.

     7(a). Employee Release: In consideration of the terms and conditions hereof, including the payment and provision of the Termination Payment, and except for those obligations created by or arising out of this Agreement, Employee agrees to release, waive and discharge any and all claims, causes of action and liability against Duck, or any officer, director, agent or employee of Duck, in any way relating to this Agreement and Employee's Employment or termination of Employment with Duck, and all claims, if any, related to Employee's existing, ongoing or additional equity or other interests in the Duck, whether now known, knowable or unknown, and whether presently existing, presently known or hereafter discovered. Employee expressly waives and releases any and all rights which Employee may have under the provisions of any applicable laws to the effect that a general release does not extend or apply to claims a person does not know or suspect to exist at the time of granting the release, which if known, would materially affect its granting of the release. This release, waiver and discharge also includes, without limitation, any claims arising under the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1964 and 1991, the Labor Management Relations Act, the Americans with Disabilities Act, the Fair Labor Standards Act, any applicable state or Federal constructive discharge or wage payment statutes or laws, the Equal Pay Act, the Family and Medical Leave Act, the National Labor Relations Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act, any applicable state civil rights act, any applicable state or federal laws or regulations related to retaliation or whistleblower activities, any other federal or state statute, regulation or local rule, ordinance or any other common law cause of action including without limitation claims for breach of contract (actual, implied or otherwise, but other than related to this Agreement), any amendments to any of the foregoing acts, statutes, laws, regulations, rules or ordinances, wrongful discharge, discrimination, negligence, negligent discharge, constructive discharge, misrepresentation, personal injury or any claim for attorneys' fees, libel, slander, intentional or negligent infliction of emotional distress, tortious interference with contract, reinstatement, and failure to pay wages, bonuses or other benefits.

EMPLOYEE UNDERSTANDS AND AGREES THAT THE FOREGOING RELEASE TERMINATES AND ENDS ALL DISPUTES, CLAIMS AND LIABILITIES AGAINST AND INVOLVING DUCK EXCEPTING ONLY THE OBLIGATIONS SET FORTH IN THIS AGREEMENT.

     7(b). Employer Release. Except for those obligations created by or arising out of this Agreement, Duck hereby acknowledges full and complete satisfaction of and releases and discharges, and covenants not to sue, the Employee from and with respect to any and all claims, agreements, obligations, debts, losses, damages, injuries, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with the Employee's employment relationship with or termination or separation from Duck, or any of the occurrences, acts, omissions or claims whatever, known or unknown, suspected or unsuspected, which Duck now owns or holds or has at any time heretofore owned or held as against the Employee.

Neither release in this Agreement shall be effective until the Effective Date.

     7(C) Lawsuits. Employee also agrees not to bring any lawsuit or proceeding against Duck for any matter arising out of the Employment or separation from employment. Employee understands that this Agreement precludes Employee from recovering any relief as a result of any charge, claim, lawsuit, or proceeding brought by Employee or on Employee's behalf arising out of Employee's employment with Duck or separation from that employment. Employee and Duck acknowledge that, notwithstanding any other provision of this Agreement, Employee may file a lawsuit or bring a claim to challenge the validity of this Agreement under the federal Age Discrimination in Employment Act, as amended, as long as any such challenge by Employee is done in good faith.

Section 8. Revocation Period. Employee may revoke this Agreement for a period of seven (7) calendar days following the date of the execution of this Agreement (the "Revocation Period") by delivery of written notice of revocation to Jon Ehlinger, General Counsel, Ugly Duckling Corporation, 4020 E. Indian School Road, Phoenix, Arizona 85018. This Agreement shall be effective and enforceable on the expiration of the Revocation Period, provided Employee does not revoke this Agreement during the Revocation Period (the "Effective Date"). Employee acknowledges that Employee has been given a period of twenty-one (21) days to consider whether to sign this Agreement.

Section 9. Reliance. Employee warrants and represents that: (i) Employee has relied on Employee's own judgment regarding the consideration for and language of this Agreement; (ii) Employee has been given a reasonable period of time to consider said Agreement; (iii) Employee has been advised to consult with counsel of Employee's own choosing before signing this Agreement; (iv) no statements made by Duck have in any way coerced or unduly influenced Employee to execute this Agreement; and (v) this Agreement is written in a manner that is understandable to Employee and Employee has read and understands all paragraphs of this Agreement.

Section 10. Arbitration. Other than a breach or threatened breach of Sections 4 or 5 hereof, any dispute, controversy, or claim, whether contractual or non-contractual, between the parties hereto arising directly or indirectly out of or connected with Employee's employment by Duck, this Agreement, or relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the parties hereto, shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Any arbitration shall be conducted by arbitrators approved by the AAA and mutually acceptable to Duck and Employee. All such disputes, controversies, or claims shall be conducted by a single arbitrator, unless the dispute involves more than $50,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators. If the parties hereto are unable to agree on the arbitrator(s), then the AAA shall select the arbitrator(s). The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal

Arbitration Act. The arbitrator(s) shall award compensatory damages to the prevailing party. Except as otherwise required by law, the arbitrator(s) shall have no authority to award consequential or punitive or statutory damages, and the parties hereby waive any claim to those damages to the fullest extent allowed by law. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in Phoenix, Arizona. The arbitrator(s) shall award reasonable attorneys' fees and costs to the prevailing party.

Section 11. Severability; Reformation. In the event any court or arbiter determines that any of the restrictive covenants in this Agreement, or any part or provision of this Agreement, is or are invalid or unenforceable, the remainder of the restrictive covenants and terms and conditions of this Agreement shall not thereby be affected and shall be given full effect, without regard to invalid portions. If any of the provisions of this Agreement should ever be deemed to exceed the temporal, geographic, or occupational limitations permitted by applicable laws, those provisions shall be and are hereby reformed to the maximum temporal, geographic, or occupational limitations permitted by law. In the event any court or arbiter refuses to reform this Agreement as provided above, the parties hereto agree to modify the provisions held to be unenforceable to preserve each party's anticipated benefits thereunder.

Section 12. General Matters. This Agreement shall be governed and construed in accordance with the laws of the State of Arizona and any actions brought in connection with this Agreement that are not subject to the arbitration provisions of Section 10 above shall be brought and prosecuted in a court of competent jurisdiction in Maricopa County, Arizona as the court of exclusive jurisdiction and proper venue. The terms and conditions of this Agreement represent the results of negotiations between the parties; is entered into after full investigation by each party; and this Agreement is the entire Agreement among the parties regarding the subject matter hereof. This Agreement supersedes any and all prior or contemporaneous agreements, understandings, representations or warranties, whether written or oral and whether express or implied between Duck and Employee regarding the subject matter hereof. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties.

Section 13. Remedies. In the event of default or breach by either party, any and all remedies set forth in the above paragraphs are intended to be nonexclusive and either party may, in addition to said remedies, seek any additional remedies available either in law or in equity. Additionally, in the event of litigation or any other legal proceeding, including arbitration, relating to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs of suit.

Section 14. Force Majeure. Neither Duck nor Employee shall be considered to be in default in the performance of their respective obligations hereunder if failure of performance shall be due to uncontrollable forces, which by the exercise of due diligence and foresight such party cannot reasonably have been expected to avoid and which by the exercise of due diligence it shall be unable to overcome. A party rendered unable to fulfill any obligation by reason of uncontrollable forces shall exercise due diligence to remove such inability with all reasonable dispatch.

Section 15. Attorney. Employee acknowledges that Employee has consulted, or has had an opportunity to consult, with an attorney of Employee's choice prior to executing this Agreement.

     By signing this Agreement, each party acknowledges that it has received, read and accepted all terms and conditions of this Agreement, all effective as of the Effective Date.

DUCK:                Ugly Duckling Corporation,
                     a Delaware corporation

                     By:      __________________________________
                     Name:    __________________________________
                     Its:     __________________________________


EMPLOYEE:             _______________________________________
                                  Steven Darak

                                   EXHIBIT "A"


To Whom It May Concern:

Steve Darak has worked with Ugly Duckling Corporation as a Senior Vice President and Chief Financial Officer and has been a significant part of our senior management team from February 1994 until January 2002. Since our company went private in February 2002 he has focused on the many special projects and financial analysis needs that a retail/finance company like ours requires. His CFO responsibilities included management of all of finance, accounting, treasury, investor relations and financial reporting for our public Corporation and its subsidiaries. During his tenure as CFO we grew from eight dealerships in Arizona with less than $20 million in assets to 76 dealerships nationwide with assets exceeding $600 million, including a $500 million consumer loan portfolio. Steve was instrumental in three successful public stock offerings whereby the Company raised over $180 million in new equity capital. Further, he also worked with numerous professionals as we completed more than 20 loan securitizations, securitizing over $1 billion in consumer loans. During the course of his employment, Steve has proved himself to be an exceptional employee, hard worker, innovative thinker and a talented leader.

I have been consistently impressed by Steve's ability to think out of the box, manage multiple priorities and meet reporting and other timelines. He also has a comprehensive understanding of management and data processing systems and has leveraged this knowledge into ongoing system and process enhancements that save money, improve productivity or both. His forthright manner and broad scope of experience has added value to the team and is generally appreciated by all.

Overall, Steve is a very conscientious, energetic, of high integrity and an outstanding individual. He has what it takes to be a member of senior management on any team. We will miss Steve and I highly recommend him for whatever position he may decide to pursue.


Sincerely,


E.C. Garcia
Chairman of the Board